Exhibit 99.1

TENFOLD CORP.

October 27, 2004

4:00 p.m. CDT

Coordinator	Hello and welcome to the TenFold Corporation Q3 Earnings teleconference. At the request of TenFold Corporation, this conference is being recorded for instant replay purposes. As a reminder, following today’s presentation, we will be conducting a question and answer session.

At this time, I would like to turn the conference over to Mr. Robert Hughes, Senior Vice President and Chief Accounting Officer. Sir, you may begin.

R. Hughes	Thank you. Good afternoon and welcome to TenFold’s conference call. I’m Robert Hughes, TenFold’s Senior Vice President and Chief Accounting Officer. With me today from TenFold is Dr. Nancy Harvey, our President and CEO and CFO; and also Jeffrey Walker, our Founder, Chairman and CTO.

This afternoon, we filed our Form 10-Q with the SEC and issued a press release highlighting aspects of our third quarter results. You can find the press release posted on our Web site and other financial sites like Yahoo Finance and MSN.com. On today’s call, Nancy will review our results and then take questions.

As we share information today to help you better understand our business, it’s important to note that we will make statements in the course of this conference call that state our intentions, hopes, beliefs, expectations or predictions of the future. These constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act. TenFold’s actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in documents that we file with the SEC, including but not limited to our most recent reports on Form 10-K, 10-Q and 8-K.

With that introductory business out of the way, let me turn the call over to Nancy.

N. Harvey	Thanks, Rob. Thanks to all of you for taking the time to join us this afternoon.

This is an important and challenging year for TenFold as we continue to navigate the transition from a services company to a growth software products company. We see TenFold as the Intel of software. We’ve invented a breakthrough technology that will revolutionize IT and business globally as it gains broad market acceptance. But today, TenFold is a small public company working to gain attention, generate leads, close business and garner momentum amongst larger, better known players in a software industry with little optimism that anything significant, let alone revolutionary, could be on the horizon.

We are pleased with the progress TenFold made during the third quarter. We’ve learned from and taken steps to improve the things that we’d like to see go better. We still have a lot of work to do and we face significant challenges.

We know that with our breakthrough enterprise TenFold technology, our customers build or replace enterprise applications ten times faster, at a higher quality and at a fraction of the cost that they could with any other technology on the planet today. Our focus is on building awareness and customer momentum by executing on a comprehensive sales and marketing plan to drive TenFold to the Tipping Point.

During Q3, we continued many strategic investments that we first piloted during the second quarter. Like many investments, we expect our marketing investments to take time to fully mature. However, we are encouraged by what we believe are positive signs that our focused, continuing investments in building awareness and launching marketing and sales are beginning to deliver results. We are increasingly confident that our business strategy is working and that we are on target to achieve our long-term goals. This afternoon, we will share with you some of the reasons we are optimistic that we are on the right path and gaining, albeit slowly, the momentum required to drive us over the next few quarters to profitable growth.

First, I want to address our numbers. Those of you that have followed TenFold know that this executive team worked hard to get to cash flow neutrality and quarterly operating profitability in prior quarters. Given that we reported a loss in the third quarter, it is important for you to understand the investments we are making, the impact those investments are having, and how we expect to manage our runway to enable TenFold to soundly transition to a successful, profitable, growth software product company over time.

We reported revenues and operating and net income all slightly better than the preview we provided on October 4th. We had Q3 revenues of $1.8 million and operating and net losses of $2 million. TenFold’s net cash outflow for Q3 was $2.1 million. From a balance sheet perspective, we ended the quarter with $7 million of cash.

These results are consistent with the trends we expected as we transition TenFold from a services company to a product company. As we convert our business from the services company model that we used to fund TenFold through our turnaround, our old model consulting revenues are declining. At the same time, we are investing in sales and marketing to generate leads, conert those leads to active prospects and, of course, close deals to convert prospects into paying customers.

As we continue this transition to a software product company, we expect to report modest operating losses and cash burn, as we continue to invest in sales and marketing, and build license-driven revenue streams. We are keenly aware that the simple arithmetic of our current $2 million a quarter burn rate and $7 million cash balance implies that unless our business begins to demonstrate material new business growth, it appears we could be out of business in three or four quarters. Consequently, we are actively exploring potential business partnerships, such as distribution partnerships, as well as possible financing to ensure that TenFold has access to adequate capital to successfully complete the transition to a software product company, even if cash flows from operations do not strengthen adequately soon enough.

However, let me be clear, we understand the cash flow issues at TenFold intimately and have the management strength, discipline, and foresight to avoid the white knuckle cash crunch that we experienced during our turnaround. My comments here are intended to assure you that we are on top of our cash flows and our implications and prepared to deal with them.

We do not believe now is the time to cut back on our investments as that would stunt the Tipping Point progress we are seeing from our investments before we could reap the benefits of our growing pipeline. We need to invest to reach the ultimate prize, which is reaching the Tipping Point. We ran TenFold as a profitable company through dire situations in the past, we know how to run a profitable company, and it is our intention to move TenFold back to profitability over time. But we need to make current investments that will enable us to scale the revenue line and realize our potential, Jeff’s vision, and TenFold’s destiny.

Moving on to business, we have three principle initiatives to advance towards that future: Winning the Race Against Time, Achieving the Tipping Point, and Igniting our Sales Engine. Within our walls, we can feel the increased tempo, the quickened pace, stronger work intensity and the bubbling of interest around TenFold. During this quarter, we achieved important milestones that move us closer to achieving those objectives. In a moment, I’m going to share highlights of our progress with you and, since we had such favorable feedback on our last earnings call, I’m delighted to note that Jeff is here again with me today and that we plan to intersperse my commentary with some vignettes from Jeff in order to give you a richer color of our business as it’s underway today.

First, we are in a race against time. Our goal in this race is to ensure that TenFold has in place the processes and resources to productively manage and absorb future growth. During Q3, we made important progress in our TenFold Support and TenFold

University organizations. Yesterday, the Wall Street Journal highlighted the value of using technology to gather information to build customer loyalty. TenFold’s Support uses a sophisticated, very custom TenFold-powered CustomerManager application that collects and puts important current customer information at the fingertips of our three support professionals who serve almost 30 production customers today.

We do have a challenge in TenFold Support, and that is that EnterpriseTenFold is nearly defect-free technology. While that’s terrific, it raises the old Maytag repairman dilemma. If our customers aren’t calling us to solve technology problems, how do we retain their mind share?

During Q2, we prototyped a new support service offering that we called SpeedPro. Through SpeedPro, we provide experts consultants for short duration projects on a time and materials basis. Customer purchases of SpeedPro services, while modest, doubled from Q2 to Q3. While we expect SpeedPro revenues to be significant some day, today SpeedPro services help us retain customer mind share and sustain strong, ongoing customer relationships by remaining an active, important customer partner.

Our TenFold University training services are key to accelerating customer adoption of our technology. Customers need education to become proficient to build, enhance and support TenFold powered applications. We’ve continued to expand our training curriculum and design new materials and classes, especially advanced technology classes. Customer purchases of TenFold University training, while modest, increased 70% from Q2 to Q3.

TenFold Support and TenFold University are just two examples. There are many more in all parts of the operations of TenFold. Methodically, we are preparing TenFold to face and manage hyper growth.

Before I move on and talk to our other initiatives, I’d like to turn to you, Jeff, and ask if you’d like to share some anecdotes on our race against time.

J. Walker	When Nancy talks about the race against time, Nancy’s talking about an initiative and this initiative is additive to the notion of running the day-to-day business. It’s planning and getting ready for the future growth that we expect.

But day-to-day business involves in part taking care of our existing customers, and one of our major customers had a significant milestone in the past few weeks and that was Cedar Sinai Hospital. Though Cedars and Perot, as you probably remember from prior conference calls, have a partnership with TenFold to develop the next generation of hospital information systems. That application is quite large, quite complex, very sophisticated and has many modules to it. All of the development work for that application was completed, has been complete for a while, but Cedars is going through a careful process of moving one module at a time into production. And that’s in keeping with the way in which hospitals need to be conservatively run because of the lives that are at stake in the conduct of their business.

At any rate, some weeks ago, we celebrated with Cedars a major milestone for them. They moved two important modules into full production. The one that’s most visible to people is something that they call Patient Management. I call it ADT. It stands for Admission, Discharge and Transfer. You would call it what you go through whenever you check into a hospital, you sit there and somebody takes your information and pounds it into a computer system. What’s significant is that most major hospitals, and up until a few weeks ago Cedars Sinai Hospital, had a nightmare process that they called Bed Management, which is just how do you keep track of what patient is in what bed and how do you decide where to put patients when they come in because, as you know, you never quite know when somebody’s going to leave the hospital and the doctors are always moving people from one place to another within the hospital. So, in the basement of Cedars Sinai, they had a very large white board with magnetic strips and every morning the head nurses of each of the wards would get together and it was a little bit like a trading floor. But now, all of that happens with a computer.

Well, that’s very significant, because Admission, Discharge & Transfer is the core record keeping system in the hospital as to who’s there, and who’s coming, and who just left, and who owes us money. And so that database touches every aspect of hospital information.

A second subsystem that went into production was the system that the nurses use to manage the orders that apply to the patient. The nurses are thrilled and there is, I’ve heard, anecdotal stories about the nurses chiding the doctors because somehow the nurses got their portion of this application into full use before the doctors got their portion, and the nurses are now teasing the doctors about how much easier their jobs are. So, for any large company, any large enterprise, the core system on which the business is based is something that people seldom touch and it’s a monumental achievement when you put a new application into production, and Cedars did that.

The impact on TenFold was fairly negligible. Cedars is cautious and conservative and asked us to have a person resident 24 hours a day during what was a four to five day transition into production. They asked us to put all the resources of our development and support organization on full alert and be ready to answer telephone calls and jump into action when something happened.

We were on alert. It was quiet. Nothing actually happened. And our person who was in Los Angeles working with them was there and he was, I’m sure, alert 24 hours a day, but he didn’t really have anything substantively important to do. He helped them in a variety of minor areas, but nothing that was critical to their application. So our technology worked great. They have 200-300 people using the technology every day, all day, running the hospital and everything’s going smoothly.

So, back to you, Nancy.

N. Harvey	Okay. So our second initiative for this year is to spread information about TenFold technology and reach the market awareness Tipping Point that launches TenFold as a high growth software company. When we reach the Tipping Point, almost everybody in our buying universe will see TenFold as the only source of ten times improvement in one of the most costly and important areas of business today.

During Q3, we continued our multi-faceted, integrated marketing initiatives, placing emphasis on approaches that have shown value in Q2. We continued multi-touch marketing, including e-mail, direct mail, telemarketing and limited advertising in conjunction with TenFold seminars. Conventional wisdom says that seminar selling is dead; we observed that our seminars attract interest and generate leads. During the third quarter, we hosted eleven TenFold seminars in the San Francisco Bay Area, Chicago, New York and London, and we hosted our first ever investor conference. To a person, we received feedback that the TenFold seminar emphatically altered their perception of application development and their view of 21st century applications.

We track the progress of our marketing program by monitoring lead generation. The average number of new leads per week from all sources – Web sites, Tsunami, seminars, referrals – has nearly doubled from Q1 to Q2 and it more than doubled from Q2 to Q3.

Our public relations efforts began to demonstrate return as we obtained coverage of TenFold technology in two widely read online industry publications, Peter Coffee’s e-Week column and ADT.com.

A cornerstone of our Tipping Point strategy has been our Tsunami product. We encourage businesspeople and IT professionals to install Tsunami over the Internet and to follow our Super CRM and Super HR scripts to build a complete, enterprise-scale customer relationship management or HR application in just a few hours with no prior training. Tsunami introduces people to TenFold technology, let’s them understand our new metaphors for applications development, and demonstrates our speed, quality and power benefits in just a few hours. Our Tsunami technology continues to offer a simple, powerful way for prospects to realize for themselves that what TenFold has is real.

Starting Q2, we made Tsunami available directly from our Web site. Tsunami illustrates a key TenFold marketing innovation. We’re in a digital age. We can promulgate our technology at a digital speed. Tsunami illustrates that we can put TenFold technology in the hands of interested people globally, fast and easily, at essentially no cost of sales or distribution to TenFold.

Jeff, before I go on to igniting our sales engines, could I ask you to speak to the topic of reaching our Tipping Point?

J. Walker	I love to sit in these calls, and even when I wasn’t participating, listen to Nancy talk about the business, because Nancy’s the best software executive that I’ve ever met and I have met a lot of them. What’s good about Nancy is her focus on planning and then executing, and the sort of methodical processes that she brings to that activity. We have a very well thought out strategy for achieving the Tipping Point. We think it’s well thought out. We’re methodically executing it. Things are happening as we go through that process.

But I want to help the people on the phone understand that while we’re very methodical in what we do, the marketplace is not itself necessarily methodical, so all the marketing initiatives that we have going on reach different people in different ways and they receive those messages differently. So I know Nancy will be talking in a few minutes about penetrate and radiate and our sales strategies, but not everybody wants to encounter TenFold the first time on some little penetrate deal and in Q3 we encountered a lead, somebody that came to us through a referral, who was in the middle of an RFP process and they had a major application, their core application they were planning on rebuilding. They’d heard about TenFold and did some research and felt that we would be a good company to participate with them, perhaps.

And so, contrary to the sort of methodical, disciplined, one-step-at-a-time approach that we’re following that Nancy’s describing, we saw this as a bluebird opportunity, something that comes by and maybe it will work and maybe it won’t, and we did respond with the RFP and we did engage with them in a selling situation. And we did win that bidding process and were awarded the business. The project starts in early January.

It’s a substantial project; much larger than the kinds of deals that we’ve been doing. And it’s an interesting application, so I thought you might like to hear a little bit about it.
I should say that since we haven’t started the project, we haven’t received any revenues from it. We haven’t even recorded the bookings of it in our financial records. We’ve just been awarded the contract. Because it hasn’t started, I suppose things can come unglued. We have no way of knowing that. But it is a very interesting application and the area in which this application operates is if you want to travel to a third world country and you need a visa to get into that country, the question is, how do you get the visa? The answer is, you tell your travel agent that you want one and they’ll get it for you. But how do they get the visa? And if you read the fine print of the travel regulations into these countries, what you find out is that somebody has to present a piece of paper with your name on it and your itinerary at its embassy in Washington, D.C. for the particular country that you’re going to and that piece of paper has to be stamped and signed by some authorized person.

So there’s a company that’s a market share leader in providing that service to the travel agents all over America. There are computer systems that route requests to this company and the company get the requests, and then you have a pretty complex workflow problem of keeping track of the requests and keeping track of when the visa has to be someplace physically and scheduling the printing of it in some local office in Washington, and finding some runner who’s prepared to go over to the Libyan embassy or whatever it is, and wait in line for half a day and get them stamped, and then come back, package these things up and ship them out, because it’s a paper document and it has to go to your travel agent and ultimately get to you. So the computer system that runs all of that, that’s the system that TenFold is going to help this customer build.

So that’s one little vignette that shows you that there are a lot of things going on at TenFold and we have every day we plan to spend a little time just sharing vignettes, because there’s so much activity that there are some interesting things going on. I have one more that I’d like to share.

I gave a seminar a few weeks ago in Denver, Colorado. I had a reasonable crowd and a fellow came up to me who was participating and shook my hand and had a very thick British accent, and I had been warned that he might be there. And he’s an executive from our largest customer in the U.K. named Vertex. Vertex has decided to open a distribution arm in the United States and interestingly, they picked Denver, Colorado for their U.S. headquarters and they transferred this important executive and he attended our seminar.

And so I was just being playful and introduced him as a very famous person to the audience and made him stand up, and made a joke about his British accent and told everybody that he was a customer and if they wanted to after the seminar they could go talk to him. And so we had our seminar and at the end of the seminar there were, I saw, people went over and talked to him, but a bunch of people crowded around me and he came over as he was about to leave and he kind of interrupted my little group of people that were surrounding me and shook my hand and said, “I have to go. I’m sorry, I don’t have time to visit with you.” Then he kind of pointed at the people at the group and said, “This stuff really works. Let me tell you.” And off he went.

Well, as it turns out, his largest prospect is a large public utility, the largest public utility in Canada that he’s trying to close a big deal that involved TenFold software, and he found out, because we somehow got on his radar because he ran into me in Denver, that I’m giving a speech in Toronto in a few weeks. And so he’s arranged for me to have dinner with him and the head of this power company that he wants to do business with, and the CEO of a utility industry analyst organization.

So, marketing is about getting out there and stirring the pot. It’s almost like walking into a beehive and getting the beehive all running around, and you never know exactly what’s going to happen. There are a lot of things happening and we are all very excited about them, and then when we have our management meetings, Nancy refocuses us on our methodical way of moving forward and we take advantage of the opportunities as they come.

Nancy?

N. Harvey	With that, I’m going to focus us again on the agenda for this afternoon and see if we can work our way through it. So, I said a little earlier that we have three principle initiatives for this year: a race against time, achieving the Tipping Point, and the third is igniting our sales engine. So I’d like to spend some time on this topic, if I could for a moment.

So, we continue to on our marketing and sales engine. Mark Leslie, the founder of Veritas and now at Stanford, has introduced the concept of the sales learning curve analogous to the very recognized manufacturing learning curve. So while we have a unique technology facing a vast global market opportunity, we are following Mark’s advice of using every sales experience to refine our sales model, so that as we scale, we grow productivity, optimizing the return for our sales dollar.

As a company, what this means is that we’ve mobilized our entire organization around sales and capturing learning’s from customer interactions. We’ve established processes and taught practices to ensure that our customer facing teams quickly, easily and concisely communicate amongst themselves, and with our prospects and customers, as we radiate into an account. Slowly, methodically, we are building a continuously improving sales engine.

Our sales model relies on small projects to come in under the radar as a way of offering customers a low-risk way to test and verify our value proposition. These small services and license fees are a foot in the door. We expect to build on successes in these accounts to radiate into additional, larger deployments.

The more customers we sign up during our tactical sales campaign, the more customer success points we have, the closer we move towards closing larger deals and the closer we move towards growth that we predict for our future. The timing of this evolution, that is, reaching the Tipping Point, closing larger sales and beginning significant growth, is still uncertain. However, it is unquestionable that our tactical sales strategy is gaining momentum, and that is what we needed to ultimately drive TenFold through this transition period.

We know that our investors, prospects, customers and staff are interested and excited by insights into how a new customer experiences TenFold. But during Q3, we used press releases to tell the stories of 11 new customers, most of who had signed agreements in prior quarters. These customers and their stories illustrated the diverse industries in which TenFold technology can add value – medical devices, biotechnology, manufacturing, healthcare, software communications, among others. In our press releases, we explained the projects that these customers used to validate TenFold, the applications they build and the customers’ perspective of the value TenFold delivered to them.

We penetrated a handful of new accounts in Q3 and expanded our radiation in existing accounts. For example, while the numbers are still small, we observed that 60% of the customers new to TenFold in Q2 bought more licenses and services from TenFold in Q3, demonstrating our radiation model.

We continue to recruit, train and deploy additional sales and delivery staff. We increased our Speed team staffing, recruited a second vice president of product marketing with substantial experience designing, building, testing, deploying and maintaining a complex TenFold-powered application and production, and we added direct sales staff, bringing our current number of direct sales executives to seven. We’d like to see every sales executive be successful, every Version One project go perfectly smoothly, and every Version One customer decide to immediately go forward to purchase additional enterprise TenFold licenses and services. In Q3, we completed more Version One’s for satisfied customers than in any prior quarter, but we also learned that we needed to strengthen our sales training so that our sales executives better understand what they are selling, convey that well to our prospective customers, better qualify leads, and help each new customer transition to our radiate model. Again, we are methodically finding and ironing out the wrinkles in our model and making headway.

We have continued to augment our direct sales channel by establishing various distribution partners that we expect to help us accelerate and broaden distribution. During Q3, our U.K. distributor, you Devise, signed a new, value-added reseller, or VAR as they’re referred to, Agile Global, which intends to build and distribute TenFold’s powered applications, the first of which, the Agile 6 Asset Management Solution, they are marketing in the U.K. now. In the U.S., our financial services sector VAR, Redi2

Technologies, which sells the TenFold powered Redi2 Revenue Manager application, a customer billing, invoicing and reporting application to institutional investment, private wealth, custody and general asset management firms, announced that it has secured the financial giant Mellon Financial as a customer. Additionally, Redi2 approached us for approval to establish a European distributor for a Redi2 Revenue Manager.

Obviously, we cannot forecast how successful our VARs and other partners will be, and to date their activity has been modest, but we are pleased to observe that they appear to be gaining traction, because their growth will contribute to ours.

Jeff, before I move on, let me turn to you and ask if you have a vignette you want to share.

J. Walker	Sure. So in Q3, our sales organization closed a new customer, somebody we hadn’t done business with before. When I heard that, I did a little research and found out that that lead came to us because one of our investors knew about our technology, knew about their company and referred them to us, and apparently gave that lead to, “Hey, you ought to try this out, because this might really solve your problem.” And so, by the way, we thank the investor for that lead. We have gotten leads from other investors and you can all help TenFold by sending us more leads and spreading the word.

But we did close that deal, and then we had a Version One project that we needed to do, and this happened to be a one-week Version One project. The company is in a strange sounding little town called Minnetonka, Minnesota, and I sent two people there last week to do this Version One project. The customer is in the logistics business and their job is helping manufacturing companies ship things, like three pallets that weigh so many tons from point A to point B. And the system that they wanted TenFold to help them build is a system which you describe what it is you plan to ship and where you want it to go from and to, and then the software does what’s called comparative rating. It is very much like what we do in insurance, and it goes through the rate tables for the various shippers that the computer has access to and it figures out how much it costs to ship using various carriers, and the computer system recommends a carrier, and then if you choose a carrier, it prints a bill of lading with bar coding on it, and it kind of automates that process.

Nancy mentioned in her remarks a moment ago that we had hired a second vice president of product marketing, a very experienced person using TenFold’s technology, but not someone who’s experienced in the Version One process. So as a training exercise, we let him run this project. There was an audible gasp when he heard the scope of the application that he was going to build in one week. We sent him out with somebody who had done them before, and as it turns out, the application was up and running by the end of the second day. They called me and said, “We may have done something wrong, but we got so much done the first couple of days, we decided to do a lot more than we originally intended.”

Our sales executives talked to the customer, the CEO of the company that we did the work for on Monday, after the project finished on Friday, and asked, “Did TenFold deliver the ten times speed that I promised you?” And the CEO said, “Way more than ten times.”

N. Harvey	Thanks Jeff. Let me turn for a moment to a slightly different, let me look outside the walls of TenFold. So, interestingly, there are some signs that the industry is shifting in important ways that will benefit TenFold.

At the end of the first quarter, we observed that Bill Gates inspired our marketing campaign with his quote, “There is nothing pretty about a million lines of code.” And forecasted, he said ambitiously, “that over the next decade, we’d see ways to reduce coding substantially.” TenFold, as we all know, can deliver on better than that ambitious target today.

Just last week, the former Gartner analyst, Eric Keller, writing for the prestigious industry research firm AMR Research, forecasted that “Build is Back”. Heralding the return of building enterprise applications as a viable, indeed an appropriate alternative to purchasing packaged applications. Coincidentally, perhaps, earlier this month the respected industry watcher Bruce Richardson of AMR featured TenFold in a column entitled, “The Jet Blue of Enterprise Applications.” This was the first time that TenFold has been written about in a major industry analyst report since we began the transformation of our business model to a software company. It does take time, but people are starting to take notice of our powerful messages and revolutionary product.

Lastly, before closing, I’d be remiss if I didn’t speak to our pride and progress in our technology. At the heart of TenFold is our technology, and once again this year we are ferociously releasing new technology. Our most recent enterprise TenFold release is now in the hands of several customers who are readying to migrate their production applications to this release.

Additionally, we are close to announcing the public release of our next breakthrough product, MyTenFold. I’ll leave to Jeff to discuss our technology further in a minute, but before I do so, I want to acknowledge our development organization and call attention to the promotion of John Davenport, a six-year veteran of TenFold to Vice President TenX Technologies. John was the project director for our extremely successful Tsunami initiative and today heads the team that uses our TenFold technology to build more TenFold technology. John has proven that his small team can deliver new technology at least ten times faster than anyone else in the software industry.

Industry professionals who recognize that our ability to build our technology with our technology is a sign of the extraordinary sophistication of our enterprise TenFold vision and our architecture. Business people should realize that this means that we get that TenFold speed, quality and power benefit in our own technology development. Jeff, can I turn to you and let you speak as our chief technology officer.

J. Walker	We’re very proud of our technology and all that it does. We’re also very proud of the speed with which we are releasing new technology. And I have the pleasure of being both the chief technology officer of TenFold and the chief marketing officer, and as chief marketing officer I am focused on generating leads and I’m actually spending a great deal of time on the road doing personal presentations at seminars and public speaking. So I have fallen a little bit behind in publicizing the release of TenFold’s new technology.

It’s a very unusual thing when a software company comes out with great new technology and actually delivers the technology to its customers before putting out the press releases that announces it. I think that makes TenFold quite different.

I told you before that we have a lot of interesting vignettes at TenFold. Nancy talked about TenFold’s university business is growing rapidly. We have as an executive at TenFold the individual who was the project leader for the massive Allstate project, and part of his responsibility was to take a tour and participate in a TenFold University class activity. And he happened to be present at the same time as another person in our company who had worked on the Allstate project. …coincidentally, for the very first time at TenFold University we were teaching the new business rule technology that our development organization recently released.

So, our two ex Allstate project people, after the TenFold University class, cooked up this idea that they were going to see if the new business rule technology would let them do some of the clever business rule things that they did at Allstate, which were at the heart of our Allstate success. A couple of days later, I ran into Joe and he took me aside and he said, “You won’t believe what we did. Mark and I did, in three hours with the new rules technology, what it took me and my team three months to do at Allstate.” So, not only have we developed tremendous technology at TenFold, but we have broken the code on the industry problem in software that Gordon Moore broke the code on the industry problem in chip technology and he came out with Moore’s Law. Every 18 months you can double the price performance of a computer chip indefinitely. And TenFold has discovered the principles behind a similar ability to advance the state of the technology in applications development. And every time our development organization comes out with new technology, we boost the speed with which you can build a sophisticated application.

Back to you, Nancy.

N. Harvey	Well, let me close. I think we’re running short of time here. We are inspired by our technology, our customer successes and the signs that our marketing and sales initiatives are gaining traction. We know where we are taking TenFold. We are confidently, methodically pursuing our execution. We appreciate the continued support and enthusiasm of those customers and shareholders whose confidence in our technology and our people inspires us. So we’re very thankful to all of you for taking time to be with us this afternoon. Certainly, with our vignettes and the technology snafu that made us start a few moments late, this has taken a little bit more time than we had originally envisioned, but we’d be delighted to take a few questions if that’s appropriate, even though we’re running late in the hour.

Coordinator	Our first question comes from Mike Cohen of Cadem Capital.

M. Cohen	Good afternoon, Dr. Harvey and Mr. Walker. I have a few questions. I met you at the New York seminar at the Yale Club and before that time there was talk of a billion dollar semiconductor contract, that the company was a billion dollar company, not that you were getting a billion dollars. We haven’t heard any mention of that contract and the name of that company.

J. Walker	We actually put out a press release some time in late September, I don’t know the exact date, describing the project that we did for that customer and the success of that project. So would that it were a billion dollar contract for TenFold, but actually, it’s they’re a billion dollar company and we continue to pursue a longer-
term business relationship with this company and we’re executing the business model which Nancy calls
“penetrate,” which is get the first deal with the customer and “radiate,” which is to sell them up to more deals.

N. Harvey	They had some changes within their organization as they came into the end of the last quarter. So one of the, would that every Version One we did could move quickly and easily to a next step, but in some cases, particularly given the size of some of these companies, we have to expect to work through their changes that occur with some surprise to them as well as to us. But we did complete a successful project.

M. Cohen	First of all, what is the name of that company?

J. Walker	We have not disclosed the name of that company at the request of the organization. So we’re not contractually able to disclose their name.

M. Cohen	When you sign contracts, what is the average contract for?

N. Harvey	In prior calls, I’ve spent more time going through the structure of our new contracts with new customers. I’ll give quick highlights here and there’s a somewhat detailed description in the Q that we filed today.

When we establish a new customer relationship, we are pursuing a tactical sales model. We seek to sell one to two weeks of services of our Speed team to augment a customers’ trained person or untrained person, and that generates for us time and materials services revenue, which we book and then recognize as revenue at the time the services are delivered. So I gave examples today on the call of customers that we closed, we booked in Q2, but we delivered the services in Q3.

Additionally, most of those transactions include a provision to train one or more of the customers’ staff and to go forward purchasing a development license, and potentially deployment licenses.

M. Cohen	Is the day that you issued the earnings warning after the close, before that release came out, there was 300 and something thousand shares traded. How is that information given to certain shareholders before the news was released?

N. Harvey	With all due respect, excuse me, but if you’re asking did we release non-public information between the time the quarter closed and time we gave our earnings release, the answer to that is emphatically no. Our stock, as you know if you follow it, is largely illiquid, but the trading in it fluctuates pretty significantly from days when almost no shares trade to days when 10,000 shares trade to days when hundreds of thousands of shares trade. Would that I had a crystal ball and could forecast that. We did this past quarter, as we did in Q2, issue an earnings release as quickly as was feasible in order to ensure that the information related to the company’s performance, the material shape of that information be conveyed to the public as quickly as was possible.

M. Cohen	I called the public relations, investor relations that day, did not get any calls back. Any reason for that?

N. Harvey	I’m sorry, if the question is was there some intention not to convey information to you, not to my knowledge. I’m not sure who you called. We are a very small company today, so our investor relations services are handled by a single individual within our walls who actually has a full-time other job as well. Additionally, we supplement that with the services of an outside investor relations firm on an occasional basis. So, we’re doing our best to ensure that we provide timely responsive feedback to anyone with an interest in TenFold. I’m sorry if you didn’t encounter that on the day that you tried.

Coordinator	Our next question comes from Patrick Kennedy of Kenco Investments.

P. Kennedy	My question pertains to a new technology that seems to be quite exciting and the possibility that a bigger company, say Microsoft, would throw their R&D dollars at creating something similar. I recall Rational Software that was bought out by IBM, had a similar product called Rational Rosette. I would like perhaps Jeff to comment on how he can protect TenFold from being one-upped by a larger competitor and maybe speak of Rational Software quickly.

J. Walker	The product is Rational Rose and that company had a conglomeration of technologies that they had acquired from various people and then ultimately IBM bought them. That product is a toolset, which Java programmers use to build applications.

TenFold is at least ten times faster than any technology on the planet, and that includes the Rational Rose. So the technologies that we’re aware of that are out there, no one is approaching solving the productivity and quality issues that we address with any technological approach that will bear fruit, in my judgment. TenFold took a radically different approach from the evolutionary process that the industry has been going through and we leapfrogged many generations of evolution.

It took us, as you know, over ten years to build the sophisticated technology that we have today. If someone were to decide to duplicate what we have today, in my judgment they couldn’t do that in any less than five years. And, of course, while they were doing that, we would be doing whatever we’re doing in five years, and at this point we’re ten times more productive because we have our own technology now to extend our technology. So we think that there are insurmountable barriers to entry, and we would love to have somebody who wants to get into that business contact TenFold. Maybe we could give them an opportunity to resell our technology.

I also remind you, Patrick, that we have protected our technology with a series of patents and it would be anybody’s guess as to whether those patents would stand the test of patent litigation, but that is our intention is to provide that protection.

P. Kennedy	One would wonder why IBM paid such a premium price for Rational’s software.

J. Walker	One would. My prediction is that the TenFold is blossoming in terms of its public image. People are becoming aware of it. The e-mail addresses of those folks that installed, every time someone installs Tsunami, our software sends me an e-mail and tells me, and I see those e-mail addresses and there are plenty of IBM’ers installing Tsunami to check it out. And we want that happening, because we want people to understand that this is not an evolutionary thing that you could announce that you’re going to have it tomorrow and then come up with something. This is a major revolution and it’s going to be very impactful in the industry.

So, I expect TenFold’s profile to continue to rise and I would expect that some of these big software companies will be trying to strike business relationships with TenFold. I hope that that’s the case.

P. Kennedy	Are you not remotely worried about somebody being able to reverse engineer your product? Is that something that can’t be done? I’m not a software expert.

J. Walker	Well, I’m not really worried about it. Maybe it can be done, but it would take a long time. TenFold is the first in an extraordinarily important software category, and now we have to grow our business and take advantage of being first. And if we have successfully built a five or six year barrier, it will be immensely hard for anyone to overcome that.

N. Harvey	And we intend to continue to develop our technology.

J. Walker	Of course. So, I’m really not worried about that. I’m more worried about just making sure that we continue to execute on the Tipping Point. I’d love to get that big high profile public relations piece that talks about the success of our customers and draws attention to us, and that’s how I’m spending my time worrying, worrying on how to get those things to happen.

P. Kennedy	Keep up the good work.

R. Hughes	Thank you. We’d just like to add that since we’ve now reached the one hour mark and we’re mindful of not trying to take too much of your time and appreciate your spending time with us, at this point we would like to take one more question.

Coordinator	Our next question comes from David Lee of Porter.

D. Lee	Just a quick question about Cedars Sinai modules that they are working on. What’s the effect on the P&L?

J. Walker	It has no real effect on the P&L in terms of last quarter. It demonstrates a very strong, ongoing commitment that Cedars Sinai has to our technology. We would expect them to continue to consume more of our technology and services. And, of course, since Cedars Sinai is probably the single most highest profile hospital in America, and a renowned innovator in technology, what this does is send a signal broadly to the healthcare industry that here’s a technology that has let Cedars Sinai do what many other hospitals would like to do and haven’t been able to do.

One further comment, the application that Cedars Sinai uses, which is called PCX, is one that we helped them build, but they have a distribution agreement with Perot Systems, and there’s a three-way partnership between Cedars Sinai Hospital, Perot Systems and TenFold that allows Perot Systems to distribute that software to other hospitals. It’s hard for a company like Perot Systems to successfully distribute software like that until it’s in production at the first hospital. So, having said that it has recently gone into production, I would expect that since Perot Systems is one of the largest healthcare consulting companies in America, that they will be looking to use that software to open up new accounts and to penetrate other hospitals. And, of course, their business relationship with TenFold says that fundamentally they do the bulk of the work to land that business and we are a benefactor, when they use our software, they send us a check. So we’re very pleased with that milestone and think it bodes well for TenFold in the future.

R. Hughes	Well thank you all very much for your time. We appreciate it and we’ll end the call now.

Coordinator	This does conclude today’s conference call. Participants, you may disconnect at this time. Have a good day.